FOR IMMEDIATE RELEASE

Investors & Media:

Julie D. Dewey
Sr. Vice President, Chief Communications Officer
Wright Medical Group N.V.
(901) 290-5817
julie.dewey@wright.com

Wright Medical Group N.V. Completes Acquisition of Cartiva, Inc.

AMSTERDAM, The Netherlands - October 10, 2018 - Wright Medical Group N.V. (NASDAQ:WMGI) today announced it has completed its acquisition of Cartiva, Inc. (Cartiva), an orthopaedic medical device company focused on treatment of osteoarthritis of the great toe. The transaction adds a differentiated PMA-approved technology for a high-volume foot and ankle procedure and further accelerates growth opportunities in Wright’s global Extremities business.

Wright previously announced on August 27, 2018 that it had entered into a definitive agreement to acquire 100% of Cartiva’s outstanding equity on a fully diluted basis for a total price of $435 million in cash.

Wright will provide updated full-year 2018 guidance, including the impact of the Cartiva acquisition, on its third quarter 2018 earnings call, which is scheduled for November 7, 2018.

Robert Palmisano, president and chief executive officer, commented, “We are delighted to welcome Cartiva as a member of the Wright family. With approximately 120,000 procedures for great toe arthritis performed each year in the U.S., we believe that this technology provides a proven alternative to fusion that reduces joint pain without sacrificing the foot’s natural movement and retains mobility and range of motion.”

Cartiva’s Synthetic Cartilage Implant (SCI) is indicated for treating arthritis at the base of the great toe and received U.S. Premarket Approval in July 2016. The SCI is composed of a biocompatible, durable, low-friction organic polymer that functions similarly to natural cartilage and can be implanted in about 35 minutes. Unlike fusion, Cartiva reduces joint pain without sacrificing the foot’s natural movement and retains mobility and range of motion. Due to a less restrictive rehabilitation protocol, Cartiva patients typically return to function and activities of daily living faster than patients who undergo a fusion procedure. Additional regulatory approvals have been obtained in Canada, EU, Brazil, Chile and Australia.

About Wright Medical Group N.V.

Wright Medical Group N.V. is a global medical device company focused on extremities and biologics products. The company is committed to delivering innovative, value-added solutions improving the quality of life for patients worldwide. Wright is a recognized leader of surgical solutions for the upper extremities (shoulder, elbow, wrist and hand), lower extremities (foot and ankle) and biologics markets, three of the fastest growing segments in orthopaedics.

™ and ® denote trademarks and registered trademarks of Wright Medical Group N.V. or its affiliates, registered as indicated in the United States, and in other countries. All other trademarks and trade names referred to in this release are the property of their respective owners.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “could,” “may,” “will,” “believe,” “estimate,” “continue,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward looking statements in this release include, but are not limited to, statements about the anticipated clinical and financial performance of Cartiva’s products. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Each forward-looking statement contained in this release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, failure to achieve the anticipated financial benefits of the Cartiva acquisition, unanticipated clinical performance issues with Cartiva products or the introduction of competitive products with clinical performance attributes that are superior to Cartiva products, failure to achieve wide market acceptance of the Cartiva products due to clinical, regulatory, cost, reimbursement or other issues, failure to achieve anticipated financial results for 2018, the failure of Wright’s 2017 U.S. sales force additions to achieve expected results, delay or failure to drive U.S. lower extremities or biologics sales to anticipated levels; continued supply constraints; failure to integrate the legacy Wright and Tornier businesses and realize net sales synergies and cost savings from the merger with Tornier or delay in realization thereof; operating costs and business disruption as a result of that merger, including adverse effects on employee retention and sales force productivity and on business relationships with third parties; integration costs; actual or contingent liabilities; adverse effects of diverting resources and attention to providing transition services to the purchaser of the large joints business; the adequacy of Wright’s capital resources and need for additional financing; the timing of regulatory approvals and introduction of new products; physician acceptance, endorsement, and use of new products; failure to achieve the anticipated commercial sales of our AUGMENT® Bone Graft and other new products; the effect of regulatory actions, changes in and adoption of reimbursement rates; product liability claims and product recalls; pending and threatened litigation; risks associated with the metal-on-metal master settlement agreement and the settlement agreement with the three settling insurers; risks associated with the subsequent metal-on-metal settlement agreements and ability to obtain the additional new insurance proceeds contingent thereon; risks associated with international operations and expansion; fluctuations in foreign currency exchange rates; other business effects, including the effects of industry, economic or political conditions outside of the company’s control; reliance on independent distributors and sales agencies; competitor activities; changes in tax and other legislation; and the risks identified under the heading “Risk Factors” in Wright’s Annual Report on Form 10-K for the year ended December 31, 2017 filed by Wright with the SEC on February 28, 2018 and subsequent SEC filings by Wright, including without limitation its Quarterly Reports on Form 10-Q for the quarters ended April 1, 2018 and July 1, 2018. Investors should not place considerable reliance on the forward-looking statements contained in this release. Investors are encouraged to read Wright’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this release speak only as of the date of this release, and Wright undertakes no obligation to update or revise any of these statements. Wright’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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